PRICING SUPPLEMENT NO. 18

          FILED PURSUANT TO RULE 424(b)(3)

DATED JUNE 7, 2006 TO

          REGISTRATION NO. 333-110318

PROSPECTUS DATED DECEMBER 3, 2003

AND PROSPECTUS SUPPLEMENT DATED MARCH 26, 2004

AMERICAN GENERAL FINANCE CORPORATION

MEDIUM-TERM NOTES, SERIES I

(FIXED RATE)

DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Principal Amount:  U.S.$500,000,000

Original Issue Date:  June 12, 2006

Agents’ Discount or Commission:  U.S.$2,000,000

Stated Maturity:  June 1, 2013

Net Proceeds to Issuer:  U.S.$496,965,000

Interest Rate:  5.85%

Form:

[  x  ] Book Entry

[      ] Certificated

CUSIP No.:  02635PTD5

Specified Currency (If other than U.S. dollars):  N/A

Authorized Denominations (If other than U.S.$1,000 and integral multiples thereof):  U.S.$5,000 and integral multiples of U.S.$1,000 in excess thereof

The notes are being placed through or purchased by the Agents listed below:

Credit Suisse Securities (USA) LLC

U.S.$137,500,000

Capacity:

[ x ] Agent

[    ]

Principal

HSBC Securities (USA) Inc.

U.S.$137,500,000

Capacity:

[ x ] Agent

[    ] Principal

LaSalle Financial Services, Inc.

U.S.$137,500,000

Capacity:

[ x ] Agent

[    ] Principal

BNY Capital Markets, Inc.

U.S.$ 21,875,000

Capacity:

[ x ] Agent

[    ] Principal

Greenwich Capital Markets, Inc.

U.S.$ 21,875,000

Capacity:

[ x ] Agent

[    ] Principal

KeyBanc Capital Markets, a Division

   of McDonald Investments Inc.

U.S.$ 21,875,000

Capacity:

[ x ] Agent

[    ] Principal

Mitsubishi UFJ Securities International plc

U.S.$ 21,875,000

Capacity:

[ x ] Agent

[    ] Principal

If as Agent:

The notes are being offered at a fixed initial public offering price of 99.793% of principal amount.

If as Principal:

[    ]

The notes are being offered at varying prices related to prevailing market prices at the time of resale.

[    ]

The notes are being offered at a fixed initial public offering price of ____% of principal amount.

Interest Payment Date(s):   June 1 and December 1, commencing December 1, 2006

Redemption Provisions:

[  x  ]

The notes cannot be redeemed prior to the Stated Maturity.

[      ]

The notes may be redeemed prior to the Stated Maturity.

Initial Redemption Date:

Initial Redemption Percentage:  ___%

Annual Redemption Percentage Reduction:  ___%

Optional Repayment Provisions:

[  x  ]

The notes cannot be repaid prior to the Stated Maturity.

[      ]

The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes.

Optional Repayment Date(s):

Other Provisions:   None.

We are offering Medium-Term Notes, Series I, on a continuing basis through ABN AMRO Incorporated, Banc of America Securities LLC, Barclays Capital, BNP PARIBAS, Citigroup, Deutsche Bank Securities, Goldman, Sachs & Co., HSBC, JPMorgan, Morgan Stanley, UBS Investment Bank and Wachovia Securities, as agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase those notes. We may also accept offers to purchase those notes through other agents. See “Plan of Distribution” in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted offers to purchase $7,331,886,000 aggregate principal amount (or its equivalent in one or more foreign currencies) of Medium-Term Notes, Series I, described in the accompanying prospectus supplement.

____________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.